Exhibit 10.3

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

Dated as of December 29, 2004

NEW CENTURY MORTGAGE CORPORATION

as Servicer

NC CAPITAL CORPORATION

as Borrower

NEW CENTURY FINANCIAL CORPORATION

as Guarantor

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

(as successor to Salomon Brothers Realty Corp.)

as Lender

i

Section 5.	Conditions Precedent.		26
	5.01	Initial Advance	26
	5.02	Initial and Subsequent Advances	27

Section 6.	Representations and Warranties		29
	6.01	Existence	29
	6.02	Reserved.	30
	6.03	Litigation	30
	6.04	No Breach	30
	6.05	Action	30
	6.06	Approvals	30
	6.07	Margin Regulations	30
	6.08	Taxes	31
	6.09	Investment Company Act	31
	6.10	No Legal Bar	31
	6.11	No Default	31
	6.12	Collateral; Collateral Security.	31
	6.13	Chief Executive Office; Chief Operating Office	32
	6.14	Location of Books and Records	32
	6.15	True and Complete Disclosure	32
	6.16	Reserved.	32
	6.17	ERISA	32
	6.18	Licenses	33
	6.19	True Sales	33
	6.20	No Burdensome Restrictions	33
	6.21	Reserved.	33
	6.22	Acquisition of Mortgage Loans	33
	6.23	No Adverse Selection	33
	6.24	Borrower Solvent; Fraudulent Conveyance	33

Section 7.	Covenants of the Borrower		34
	7.01	Financial Statements	34
	7.02	Litigation	36
	7.03	Existence, Etc	36
	7.04	Prohibition of Fundamental Changes	37
	7.05	Borrowing Base Deficiency	37
	7.06	Notices	37
	7.07	Servicing	38
	7.08	Servicer Reports; Management of Assets	38

	7.09	True and Complete Disclosure	38
	7.10	Lines of Business	38
	7.11	Transactions with Affiliates	38
	7.12	Financial Covenants.	39
	7.13	Limitation on Liens	39
	7.14	Limitation on Sale of Assets	39
	7.15	Plans and Multiemployer Plans	39
	7.16	Reserved.	39
	7.17	Reserved.	39
	7.18	Reserved.	39
	7.19	Restricted Payments	39
	7.20	Reserved.	39
	7.21	No Amendment or Waiver	39
	7.22	Maintenance of Property; Insurance	40
	7.23	Further Identification of Collateral	40
	7.24	Mortgage Loan or REO Property Determined to be Defective	40
	7.25	Reserved.	40
	7.26	Reserved.	40
	7.27	Special Purpose Entity	40
	7.28	Broker’s Price Opinions	41

Section 8.	Events of Default		42

Section 9.	Remedies Upon Default.		44

Section 10.	No Duty on Lender’s Part		45

Section 11.	Miscellaneous.		45
	11.01	Waiver	45
	11.02	Notices	45
	11.03	Indemnification and Expenses.	45
	11.04	Amendments	46
	11.05	Successors and Assigns	46
	11.06	Survival	46
	11.07	Captions	46
	11.08	Counterparts	47
	11.09	Loan Agreement Constitutes Security Agreement; Governing Law	47
	11.10	SUBMISSION TO JURISDICTION; WAIVERS	47

	11.11	WAIVER OF JURY TRIAL	47
	11.12	Acknowledgements	48
	11.13	Hypothecation or Pledge of Collateral	48
	11.14	Assignments; Participations.	48
	11.15	Servicing.	49
	11.16	Periodic Due Diligence Review	50
	11.17	Set-Off	51

Section 12.	Limitations on Liability.		51
	12.01	Limitation on Liability	51
	12.02	Limitation on Liability of Lender’s Officer’s, Employees, Etc	52
	12.03	Reserved.	52
	12.04	Conflict of Terms	52
	12.05	New Century	52

SCHEDULES

SCHEDULE I	Representations and Warranties re: Mortgage Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Representations and Warranties re: REO Properties

EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Custodial Agreement
EXHIBIT C	Form of Opinion of Counsel to the Borrower
EXHIBIT D	Form of Notice of Borrowing and Pledge
EXHIBIT E	Form of Guarantor’s Quarterly Statement
EXHIBIT F	Required Fields for Servicing Transmission
EXHIBIT G	Required Fields for Asset Data Transmission
EXHIBIT H	[Reserved]
EXHIBIT I	Form of REO Subsidiary Pledge Agreement

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of December 29, 2004, among New Century Mortgage Corporation, a California Corporation, (the “Servicer”) NC Capital Corporation, a California corporation, (the “Borrower”) New Century Financial Corporation, a Maryland corporation (the “Guarantor”) and Citigroup Global Markets Realty Corp. (as successor to Salomon Brothers Realty Corp.), a New York corporation (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower, Servicer and Lender entered into the Master Loan and Security Agreement, dated April 1, 2000 as amended by the parties from time to time (the “Original Agreement”); and

WHEREAS the parties desire to enter into this Amended and Restated Master Loan and Security Agreement in order to add New Century Financial Corporation as Guarantor, as a party thereto and to amend and restate the Original Agreement in its entirety, including all amendments thereto.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer, Borrower, Guarantor and Lender hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” the servicing standards set forth in Section 3.01 of the Pooling and Servicing Agreement.

“Advance” shall have the meaning specified in Section 2.01(a) hereof.

“Affiliate” means with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregation Facility” means the Letter Agreement, dated as of April 1, 2000, among the Lender, Salomon Smith Barney Inc., the Borrower and New Century Mortgage Corporation.

“ALTA” means the American Land Title Association.

“Asset Data Transmission” shall mean a computer-readable magnetic or other electronic format incorporating the fields identified on Exhibit G.

“Asset File” shall have the meaning assigned thereto in the Custodial Agreement.

“Asset Schedule” shall mean the hard copy report provided by the Borrower which shall include (a) with respect to each Mortgage Loan to be included as Collateral: (i) the Mortgage Loan number, (ii) the Mortgagor’s last name, (iii) the original principal amount of the Mortgage Loan, and (iv) the current principal balance of the Mortgage Loan, and (b) with respect to each REO Property, the street address of the REO Property.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (excepting therefrom mortgage recordation information that has not yet been returned by the applicable recorder’s office), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Available Proceeds” shall mean, as of each Payment Date, the amount available in the Collection Account for distribution to Borrower after distribution of amounts required by Section 11.15(c)(ii) and after reconciliation for chargebacks and other items; provided, however, that Available Proceeds for any Payment Date shall not include any amounts in the Collection Account received after the last day of the related Collection Period.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall have the meaning provided in the heading hereof.

“Borrowing Base” shall mean the aggregate Collateral Value of (i) all Mortgage Loans that have been, and remain, pledged to the Lender hereunder and (ii) any REO Property then owned by an REO Subsidiary.

“Borrowing Base Certificate” shall mean a certificate prepared by the Lender setting forth the Borrowing Base and the aggregate outstanding principal amount of Advances.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.06 hereof.

“BPO” shall mean, with respect to a Mortgage Loan or REO Property, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Mortgage Loan or REO Property or in the Borrower or any Affiliate or REO Subsidiary of the Borrower and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property or REO Property and, with respect to any condominium development or planned unit development that was not Fannie Mae or Freddie Mac approved, the amount, if any, by which the valuation was decreased as a result of such lack of approval, and includes certain assumptions, including those as to the condition of the interior of the applicable Mortgaged Property or REO Property and marketing time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Servicer or the Custodian is authorized or obligated by law or executive order to be closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Borrower or Guarantor, respectively, at any time if after giving effect to such acquisition (i) such Person or Persons owns twenty percent (20%) or more of such outstanding voting stock or (ii) the existing shareholders of the Borrower or Guarantor, respectively, do not own more than fifty percent (50%) of such outstanding shares of voting stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collateral Value” shall mean:

(a) (I) with respect to any Mortgage Loan which, in the Lender’s sole discretion, is of insufficient quality to be purchased pursuant to the terms of the Aggregation Facility or (II) with respect to any Mortgage Loan which is missing documentation or other information and such problem is not cured by the Borrower in sixty days, an amount equal to (A) for the first ninety-day period after such Mortgage Loan becomes subject to the terms of this Agreement, 90% of the unpaid principal balance of the Mortgage Loan as of such date and (B) thereafter, 90% of the unpaid principal balance of the Mortgage Loan, minus an additional 10% of the unpaid principal balance of such Mortgage Loan for each additional month after the initial ninety-day period;

(b) with respect to any Mortgage Loan which was more than thirty days but less than sixty days delinquent on more than one occasion in the prior twelve months and is now current, an amount equal to (A) 95% of the unpaid principal balance of the Mortgage Loan as of the date such Mortgage Loan becomes subject to the terms of this Agreement, if such Mortgage Loan has been more than thirty days delinquent but less than sixty days delinquent on two occasions in the prior twelve months; (B) 90% of the unpaid principal balance of the Mortgage Loan as of the date such Mortgage Loan becomes subject to the terms of this Agreement, if such Mortgage Loan has been sixty days delinquent on one occasion in the prior twelve months and (C) 85% of the unpaid principal balance of the Mortgage Loan, if such Mortgage Loan does not meet the requirements set forth in (A) or (B) above; or

(c) with respect to each Mortgage Loan that is delinquent one Monthly Payment or delinquent two Monthly Payments, an amount equal to the lesser of (i) the Market Value and (ii) 90% of the unpaid principal balance of such Mortgage Loan; (b) with respect to each Mortgage Loan that is delinquent three Monthly Payments, the lesser of (i) the Market Value and (ii) 80% of the unpaid principal balance of such Mortgage Loan; (c) with respect to each Mortgage Loan that is delinquent four or more Monthly Payments or with respect to each REO Property, the least of (i) the Market Value, (ii) 65% of the unpaid principal balance of such Mortgage Loan (or with respect to an REO Property, the related Mortgage Loan immediately prior to foreclosure) and (iii) 65% of the most recent BPO; provided, that, the Collateral Value shall be deemed to be zero with respect to each Mortgage Loan or REO Property:

(1) in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 or Schedule 3, as applicable (assuming each representation and warranty is made as of the date Collateral Value is determined);

(2) which has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement to the Borrower or its bailee for a period in excess of ten (10) Business Days;

(3) which has been released from the possession of the Custodian (i) under Section 5(b) of the Custodial Agreement under any Transmittal Letter in excess of the time period stated in such Transmittal Letter for release, or (ii) under Section 5(c) of the Custodial Agreement under an Attorney Bailee Letter, from and after the date such Attorney’s Bailee Letter is terminated or ceases to be in full force and effect; or

(4) (a) the related Mortgage Note or the related Mortgage is not genuine or is not the legal, valid, binding and enforceable obligation of the maker thereof, subject to no right of rescission, set-off, counterclaim or defense, or (b) such Mortgage is not a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property.

“Collection Account” shall mean the account established by the Servicer in accordance with the terms and provisions of the Pooling and Servicing Agreement with the Custodian, except that such account is subject to a security interest in favor of the Lender and into which all Collections shall be deposited.

“Collection Period” shall mean, with respect to each Payment Date, the immediately preceding calendar month (or in the case of the first Payment Date following the date as of which any Eligible Asset is funded under this Agreement, the period from and including the Funding Date through the end of the calendar month in which the Funding Date occurs).

“Collections” shall mean, collectively, all Principal Collections, all Interest Collections, all Operation Proceeds, all Sale Proceeds and Other Collections.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among the Borrower, the Custodian and the Lender, substantially in the form of Exhibit B hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean U.S. Bank National Association, its successors and permitted assigns.

“Custodian Asset Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 11.16 hereof with respect to any or all of the Mortgage Loans, the REO Properties or the Borrower, any REO Subsidiary or the Servicer, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Asset” shall mean a Mortgage Loan which is secured by a first mortgage lien on a one-to-four family residential property or an REO Property and as to which (i) the representations and warranties in Section 6.12 and Schedule 1 (or, in the case of an REO Property, the representations and warranties in Schedule 3) hereof are correct, (ii) the related Asset File contains all required Mortgage Loan Documents without Material Exceptions unless otherwise waived by the Lender and (iii) such other customary criteria for eligibility determined by the Lender shall have been satisfied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” means Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

“Freddie Mac” means Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any REO Subsidiaries or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such

Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean, New Century Financial Corporation.

“Guaranty” shall mean, the Guaranty Agreement, dated as of December 29, 2004 between the Guarantor and Lender.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Collections” shall mean collections on the Mortgage Loans attributable to interest paid thereon.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day prior to the Payment Date of the next succeeding month, and (ii) thereafter, each period commencing on the Payment Date of a month and ending on the calendar day prior to the Payment Date of the next succeeding month. Notwithstanding the foregoing, no Interest Period may end after the Maturity Date.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“LIBO Base Rate” shall mean with respect to any Interest Period, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR at or about 11:00 A.M., eastern time, on the second Business Day preceding such Interest Period, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 A.M., eastern time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Advances are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Advances to be outstanding on such day. Lender shall have the sole discretion to reset the LIBO Base Rate daily.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to an Advance, a rate per annum equal to the LIBO Base Rate plus 200 basis points (rounded upwards to the nearest 0.0625%).

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” shall mean this Amended and Restated Master Loan and Security Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, any REO Subsidiary Pledge Agreement, the Guaranty and the Custodial Agreement.

“Market Value” shall mean the market value as determined by the Lender in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Borrower, (b) the ability of the Borrower to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral (other than changes in Market Value due to market conditions).

“Material Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Maturity” shall mean December 31, 2005, or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Maximum Credit” shall mean $75,000,000.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage” shall mean the mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Loan” shall mean a mortgage loan (together with any related prepayment charges and the related servicing rights) which the Custodian has been instructed to hold for the Lender pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note, the related Mortgage and all other Mortgage Loan Documents and (ii) all right, title and interest of the Borrower in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, the documents comprising the Asset File for such Mortgage Loan.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgaged Property” means the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means either the Borrower or any subsequent holder of a Mortgage Loan.

“Mortgagor” means the obligor on a Mortgage Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Worth” shall mean, with respect to any Person, the excess of such Person’s total assets, over such Person’s total liabilities, determined in accordance with GAAP.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall have the meaning assigned to such term in Section 2.03(a).

“Operation Proceeds” shall mean collections of rent and other amounts realized from the operation of REO Property.

“Other Collections” shall mean all collections and proceeds on or in respect of the Mortgage Loans or REO Properties (other than Principal Collections, Interest Collections, Operation Proceeds and Sale Proceeds) and excluding collections required to be paid to a Mortgagor on the Mortgage Loans or held for the Mortgagor, whether or not in escrow, including, without limitation, collections for taxes and insurance.

“Payment Date” shall mean the thirtieth (30th) day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” shall mean (i) those Liens that existed on an REO Property as of the Funding Date; (ii) any taxes, assessments or governmental charges on any of the REO Properties which New Century has not advanced because New Century has determined, in accordance with Accepted Servicing Practices that any advance of such charges would not be likely recoverable from the sale of such REO Property; (iii) any obligation to cure existing violations under environmental laws with regard to REO Properties which New Century has not advanced because New Century has determined, in accordance with Accepted Servicing Practices and the terms and conditions of the Pooling and Servicing Agreement, that any advance on such obligations would not be likely recoverable from the sale of such REO Property; and (iv) any Liens granted by Borrower in favor of Lender.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pooling and Servicing Agreement” shall mean the Pooling and Servicing Agreement, Series 1999-NC5 dated as of December 1, 1999 among U.S. Bank National Association, Salomon Brothers Mortgage Securities VII, Inc. and the Servicer, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

“Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document (other than the Custodial Agreement) that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum, plus (i) the interest rate otherwise applicable to such Advance or other amount, or (ii) if no interest rate is otherwise applicable, the LIBO Rate.

“Principal Collections” shall mean collections on the Mortgage Loans attributable to principal payments thereon.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Originator” shall mean (a) the Borrower and (b) any other originator of Mortgage Loans; provided, however, the Lender shall have the right to reject an originator (in its reasonable discretion) by delivering written notice to the Borrower 15 days prior to ceasing to accept Collateral originated by such person.

“Regulations G, T, U and X” shall mean Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reimbursable Expenses” shall mean (x) all costs and expenses reasonably incurred in the ordinary course of business consistent with Accepted Servicing Practices to preserve, protect, maintain or secure the Eligible Assets or otherwise reasonably incurred in the course of the Servicer’s performance of its services under this Agreement to the extent related to such Eligible Assets (other than the Servicer’s overhead expenses), or similar costs incurred directly by the Borrower in connection with the Eligible Assets and (y) any other costs and expenses otherwise authorized in writing by the Borrower and approved in writing by the Lender. Reimbursable Expenses specifically excludes any servicing advances outstanding by the Servicer or any other servicer prior to the date of this Agreement.

“REO Property” shall mean any Mortgaged Property (together with the related servicing rights) the title to which has been acquired by an REO Subsidiary by foreclosure, deed-in-lieu of foreclosure or similar means, in each case together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such REO Property.

“REO Subsidiary” shall have the meaning assigned to such term in Section 4.11 hereof.

“REO Subsidiary Pledge Agreement” shall mean a pledge agreement made by the Borrower in favor of the Lender, substantially in the form of Exhibit I hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“REO Subsidiary Pledged Stock” shall mean all capital stock or other equity interests of any REO Subsidiary, which capital stock or interests (x) evidence the [Borrower’s] 100% equity ownership interest in such REO Subsidiary, together with all stocks, certificates, options or rights of any nature whatsoever that may be issued or granted by such REO Subsidiary to the [Borrower] while this Loan Agreement is in effect and (y) are pledged to the Lender pursuant to an REO Subsidiary Pledge Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Documents” shall mean those documents identified in Section 2(I) of the Custodial Agreement.

“Responsible Officer” shall mean, as to any Person, the chief operating officer, the chief executive officer, the chief financial officer and any executive vice president of such Person and, with respect to the Borrower and any REO Subsidiary, any other Person designated as a responsible officer by the Borrower or such REO Subsidiary (including any manager) to the Lender; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Sale Proceeds” shall mean (i) any proceeds of any sales, liquidations, transfers or dispositions of any Mortgage Loan, net of reasonable costs, including reasonable attorneys’ fees, and (ii) any proceeds of any sales, liquidations, dispositions, condemnations, casualty insurance and other amounts from any disposition, taking, damage or destruction of all or any portion of any Mortgaged Property or REO Property, net of reasonable costs of closing, including but not limited to brokerage commissions, make-ready expenses, title insurance, financing costs, recording fees, transfer taxes, tax certificates, title and closing agent fees and pro-rated items; provided, however, that with respect to the foreclosure of any Mortgaged Property that is acquired by an REO Subsidiary, Sale Proceeds shall not include any proceeds of such foreclosure sale if the entire amount of such proceeds were advanced to such REO Subsidiary by an Affiliate of such REO Subsidiary to enable such REO Subsidiary to acquire such Mortgaged Property.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Servicer” shall mean New Century Mortgage Corporation (“New Century”).

“Servicing Records” shall have the meaning assigned thereto in Section 11.15(b) hereof.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that interest-only strips, residual interests or reserve certificates issued in connection with a public or private securitization transaction owned by such person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Total Indebtedness” means, with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period maintained in accordance with GAAP, less the aggregate amount of any such total liabilities that are reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2. Advances, Note and Prepayments.

2.01 Advances.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default shall have occurred and be continuing hereunder, the Lender agrees, from time to time, on the terms and conditions of this Loan Agreement, to make loans (individually, an “Advance”; collectively, the “Advances”) to the Borrower in immediately available funds, on any Business Day from and including the Effective Date to but excluding the Maturity Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) the Maximum Credit and (ii) the Borrowing Base as in effect from time to time.

(b) Subject to the terms and conditions of this Loan Agreement, during such period the Borrower may borrow, repay and reborrow hereunder.

(c) In no event shall an Advance be made when any Default or Event of Default has occurred and is continuing.

(d) The minimum amount of any Advance made by the Lender hereunder shall be $1,000,000.

(e) The Lender shall not be obligated to make more than four Advances in any one calendar month.

2.02 Notes.

(a) The Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Maximum Credit as originally in effect and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower or Guarantor to make a payment when due of any amount owing hereunder or under the Note in respect of the outstanding Advances.

2.03 Procedure for Borrowing.

(a) Borrowing Procedure for Requesting an Advance. The Borrower may request a borrowing to be secured by any Eligible Assets hereunder, on any Business Day during the period from and including the Effective Date to but excluding the Maturity Date, by delivering to the Lender, with a copy to the Custodian, an Asset Data Transmission and an irrevocable Notice of Borrowing and Pledge substantially in the form of Exhibit D hereto (a “Notice of Borrowing and Pledge”), appropriately completed, which must be received no later than three (3) Business Days prior to the requested Funding Date. Such Notice of Borrowing and Pledge shall include an Asset Schedule in respect of the Eligible Assets that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing.

(b) Pursuant to the Custodial Agreement, the Custodian shall review any Required Documents delivered prior to 12:00 p.m. (eastern time) on the second Business Day prior to the requested Funding Date in time to include the related Mortgage Loans and REO Properties in the Borrowing Base determination for such Funding Date. Not later than 1:00 p.m. (eastern time) on the Business Day prior to each Funding Date, the Custodian shall deliver to the Lender, via electronic transmission acceptable to the Lender, the Custodian Asset Transmission and an Exception Report showing the status of all Mortgage Loans and REO Properties then held by the Custodian, including but not limited to the Mortgage Loans and REO Properties which are subject to document exceptions, and the time the related Mortgage Loan Documents have been released pursuant to Section 5(a) or 5(b) of the Custodial Agreement. In addition, the Custodian shall deliver to the Lender no later than 1:00 p.m. (eastern time) by facsimile transmission on the Business Day prior to each Funding Date, one or more Trust Receipts (as defined in the Custodial Agreement) relating to the Mortgage Loans and REO Properties. The original copies of such Trust Receipts shall be delivered to Mr. Gerald Mullooly, Salomon Brothers Realty Corp., 333 West 34th Street, 4th Floor, New York, New York 10001 (telephone number (212) 615-7725) by overnight delivery using a nationally recognized insured overnight delivery service for receipt on each Funding Date.

(c) Upon the Borrower’s request for a borrowing pursuant to Section 2.03(a) above, the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and provided no Default shall have occurred and be continuing (in accordance with Section 2.01), not later than 1:00 p.m. (eastern time) on the requested Funding Date make an Advance in an amount (determined by the Lender) which would not cause the aggregate amount of Advances then outstanding to exceed the lesser of (i) the Maximum Credit or (ii) the Borrowing Base shown on the latest Borrowing Base Certificate of the Lender. Subject to the foregoing, such borrowing will be made available to the Borrower by the Lender transferring, via wire transfer (pursuant to wire transfer instructions provided by the Borrower in the related Notice of Borrowing and Pledge), in the aggregate amount of such borrowing in funds immediately available to the Borrower.

2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(a) the Lender reasonably determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a LIBO Rate;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances, and the Borrower shall, at its option, either prepay such Advances or pay interest on such Advances at a rate per annum as determined by the Lender taking into account the increased cost, if any, to the Lender of making the Advances.

2.05 Repayment of Advances; Interest.

(a) The entire unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, if not previously paid, shall be due and payable to the Lender on the Maturity Date.

(b) No later than the Business Day prior to each Payment Date, the Lender shall provide to the Borrower a report which shall state the interest amount due for the current Interest Period on the Advances and the amount of any mandatory principal prepayment pursuant to Section 2.06. The calculation on such report shall be based upon information provided in the most recent Servicing Transmission and the most recent Custodian Asset Transmission and Exception Report.

(c) The Borrower or Guarantor shall pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum equal to the LIBO Rate. Notwithstanding the foregoing, the Borrower or Guarantor shall pay to the Lender interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by the Borrower or Guarantor hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Maturity Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give written notice thereof to the Borrower.

2.06 Mandatory Prepayments or Pledge.

Pursuant to the Custodial Agreement, on each Business Day on which there is a sale, release or other change in the Mortgage Loans held by the Custodian or REO Properties owned by an REO Subsidiary, the Custodian shall deliver to the Lender and the Borrower a Custodian Asset Transmission and an Exception Report. On the fifth Business Day of each calendar month, the Borrower shall cause the Servicer to deliver to the Lender the Servicing Transmission. No later than 5:00 p.m. eastern time on the Business Day preceding each Payment Date the Lender shall deliver to the Borrower a Borrowing Base Certificate, the calculation in such certificate to be based on (a) the principal balance and appraised value of the Mortgage Loans as of the last day of the preceding calendar month and (b) the appraised value of the REO Properties as of the last day of the preceding calendar month. Such information shall be ascertained from the Custodian Asset Transmission, the Exception Report and the Servicing Transmission. In the event that such Borrowing Base Certificate indicates that the aggregate outstanding principal amount of Advances exceeds the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower or Guarantor shall on the related Payment Date, either prepay the Advances in part or in whole or pledge additional Eligible Assets (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base.

2.07 Optional Prepayments.

(a) The Advances are prepayable without premium or penalty, in whole or in part on each Payment Date. The Advances are prepayable at any other time, in whole or in part, in accordance herewith and subject to clause (b) below. Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower or Guarantor intends to prepay an Advance in whole or in part from any source, the Borrower or Guarantor shall give two (2) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $1,000,000.

(b) If the Borrower or Guarantor makes a prepayment of the Advances on any day which is not a Payment Date, the Borrower or Guarantor shall indemnify the Lender and hold the Lender harmless from any actual loss (excluding any lost profit or opportunity cost) which the Lender may sustain or incur arising from (a) the re-employment of funds obtained by the Lender to maintain the Advances hereunder or (b) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (i) its cost of obtaining funds for such Advances for the period from the date of such payment through the following Payment Date over (ii) the amount of interest likely to be realized by the Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.07 shall survive termination of this Loan Agreement and payment of the Note.

2.08 Requirements of Law.

(a) If the adoption of any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) made subsequent to the date hereof or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by the Lender, or any other acquisition of funds by any office of the Lender which requirement is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or Guarantor shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material in its commercially reasonable discretion, then from time to time, after the Lender submits to the Borrower a written request therefor, the Borrower or Guarantor shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate (providing reasonable support as to amounts requested) as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

2.09 Extension.

At the request of the Borrower, at least thirty (30) days prior to the Maturity Date, the Lender may in its sole discretion extend the Maturity Date for a period of 364 days by giving written notice of such extension to the Borrower no later than twenty (20) days, but in no event more than thirty (30) days, prior to the Maturity Date.

2.10 Reserved.

Section 3. Payments; Computations; Taxes; Fees.

3.01 Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower or Guarantor under this Loan Agreement and the Note, shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender at The Chase Manhattan Bank: Account Number 066612187, Account Name: Salomon Brothers Realty Corp., ABA Number: 021000021, Attention: Gerald Mullooly, not later than 2:00 p.m., eastern time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower and Guarantor acknowledge that each has no rights of withdrawal from the foregoing account. Notwithstanding the foregoing, if payment is made after 2:00 p.m., eastern time but prior to 5:00 p.m., eastern time, the Borrower or Guarantor will owe an additional day’s interest but such late payment will not constitute an Event of Default hereunder.

3.02 Computations. Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03 U.S. Taxes.

(a) The Borrower and Guarantor agree to pay to the Lender such additional amounts as are necessary in order that the net payment of any amount due to the Lender hereunder after deduction for or withholding in respect of any U.S. Tax (as defined below) imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by the Lender), will not be less than the amount stated herein to be then due and payable; provided, that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to the Lender hereunder unless the Lender is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Advances), or

(ii) to any U.S. Tax imposed solely by reason of the failure by the Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the Lender if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.

For the purposes of this Section 3.03(a), (i) “Form 1001” shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (ii) “Form 4224” shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates) and (iii) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein.

(b) Within 30 days after paying any such amount to the Lender, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower or Guarantor shall deliver to the Lender evidence satisfactory to the Lender of such deduction, withholding or payment (as the case may be).

(c) The Lender represents and warrants to the Borrower that on the date hereof the Lender is either incorporated under the laws of the United States or a State thereof or is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Advances).

3.04 [Reserved]

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the Lender pursuant to the terms of the Custodial Agreement and shall deliver to the Lender Trust Receipts with Exception Reports (as such terms are defined in the Custodial Agreement) to the effect that it has reviewed such Mortgage Loan Documents in the manner required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Eligible Assets identified on an Asset Schedule attached to a Notice of Borrowing and Pledge delivered by the Borrower to the Lender and the Custodian from time to time;

(ii) all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records (as defined in Section 11.15(b) hereof), and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Mortgage Loan accounting records and other books and records relating to any Mortgage Loan or REO Property;

(iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loans and all claims and payments thereunder;

(iv) all other insurance policies and insurance proceeds relating to any Mortgage Loans or the related Mortgaged Property or to any REO Property;

(v) the Custodial Agreement;

(vi) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing;

(vii) all purchase or take-out commitments relating to or constituting any or all of the foregoing;

(viii) the Collection Account and all monies from time to time on deposit therein;

(ix) the escrow accounts and similar arrangements relating to the Mortgage Loans and REO Properties and all monies from time to time on deposit therein;

(x) any REO Subsidiary Pledged Stock;

(xi) all “accounts”, “chattel paper” and “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing; and

(xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing.

(c) The Borrower hereby assigns, pledges and grants a security interest to the Lender in all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to the Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”). The Borrower agrees to mark its computer records and tapes to evidence the security interests granted to the Lender hereunder.

4.02 Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower or Guarantor, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03 Changes in Locations, Name, etc. Neither the Borrower or Guarantor shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral unless it shall have given the Lender at least 15 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or higher priority.

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by, but with notice to, the Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower or Guarantor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05 Performance by Lender of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrower or Guarantor to the Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other near-cash items shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required) and (b) any and all such proceeds of Collateral received by the Lender will be applied by the Lender against the Secured Obligations. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower, Guarantor or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all amounts on deposit in the Collection Account, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received in each case with respect to the Collateral.

4.07 Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower, Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall act in good faith to obtain the best execution possible under prevailing market conditions. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower and Guarantor waive all claims, damages and demands they may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower and Guarantor shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Lender to collect such deficiency; provided, that the parties hereto acknowledge and agree that the Lender shall not have recourse to any member of the Borrower in its capacity as such for any of the Secured Obligations except as provided in Section 12.01 hereof.

4.08 Limitation on Duties Regarding Presentation of Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

4.11 REO Subsidiary; Formation; REO Property Representations and Warranties. The Borrower shall cause any REO Property to be taken by deed in the name of a wholly-owned subsidiary of the Borrower (any such subsidiary, an “REO Subsidiary”) formed for the sole purpose of holding any REO Property. The Borrower may establish one or more REO Subsidiaries. Promptly upon the formation of any REO Subsidiary, the Borrower shall (or shall cause the applicable REO Subsidiary to):

(A) provide written notice thereof to the Lender;

(B) execute and deliver to the Lender an REO Subsidiary Pledge Agreement (or, if an REO Subsidiary Pledge Agreement shall have already been executed and delivered, a supplement thereto) pursuant to which all REO Subsidiary Pledged Stock of such REO Subsidiary shall be pledged to the Lender or the Custodian, as instructed by the Lender;

(C) deliver all certificates representing REO Subsidiary Pledged Stock, together with an undated transfer power for each such certificate duly executed in blank on behalf of the Borrower, to the Lender or the Custodian, as instructed by the Lender;

(D) deliver an acknowledgment of such REO Subsidiary in the form attached to the REO Subsidiary Pledge Agreement;

(E) deliver an officer’s certificate signed by a Responsible Officer and a secretary of such REO Subsidiary, together with a good standing certificate with respect to such REO Subsidiary and certified copies of the certificate of formation, articles of incorporation, by-laws and operating agreement (or equivalent documents) of such REO Subsidiary and of all resolutions or other authority of such REO Subsidiary with respect to holding REO Property, all in form and substance satisfactory to the Lender, all of which organizational documents shall contain such terms and provisions, including, without limitation, provisions relating to the nature of the REO Subsidiary as a special, single purpose vehicle, as the Lender may reasonably require; and

(F) deliver an opinion of counsel satisfactory to the Lender as to the formation of the REO Subsidiary, the attachment and perfection of the security interest in favor of the Lender in the REO Subsidiary Pledged Stock and such other matters as the Lender may reasonably request.

Upon the acquisition of title to the underlying property by an REO Subsidiary, the Borrower shall be deemed to make the representations and warranties listed on Schedule 3 hereto with respect to such REO Property. The Borrower shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the pledge of all REO Subsidiary Pledged Stock to properly perfect the security interest created pursuant to the REO Subsidiary Pledge Agreement therein.

Section 5. Conditions Precedent.

5.01 Initial Advance. The obligation of the Lender to make its initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a) Loan Agreement. The Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b) Loan Documents. The Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

(i) Note. The Note, duly completed and executed;

(ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by the Borrower and the Custodian. In addition, the Borrower shall have filed all Uniform Commercial Code and related filings and performed under the Custodial Agreement and taken such other action as the Lender shall have requested in order to perfect the security interests created pursuant to the Loan Agreement; and

(iii) Pooling and Servicing Agreement. A copy of the Pooling and Servicing Agreement.

(c) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate or other authority for the Borrower with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary).

(d) Legal Opinion. A legal opinion of counsel to the Borrower, substantially in the form attached hereto as Exhibit C.

(e) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

(f) Fees and Expenses. The Lender shall have received all fees and expenses required to be paid by the Borrower on or prior to the initial Funding Date pursuant to Section 11.03(b) and such fees and expenses may be netted out of any Advance made by the Lender hereunder. In addition any other ongoing fees and expenses required to be paid by the Borrower to the Lender may be netted out of any Advance made by the Lender hereunder.

(g) REO Subsidiary. The Borrower shall have established an REO Subsidiary and complied with the provisions set forth in Section 4.11 with respect to such REO Subsidiary.

(h) Financial Statements. The Lender shall have received the financial statements referenced in Section 7.01(a).

(i) Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by the Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(j) Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrower as of such initial Funding Date with Section 7.22 hereof.

(k) Collection Account. The Collection Account shall have been established with a financial institution satisfactory to the Lender, and the terms of all documentation relating to such accounts shall be in accordance with the requirements of the Loan Documents and shall be satisfactory to the Lender in form and substance and the Borrower shall provide evidence of same, including any agreements with respect thereto. The Borrower shall provide to the Lender evidence of the foregoing.

(l) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

5.02 Initial and Subsequent Advances. The making of each Advance to the Borrower (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) no Default, Event of Default or event which, in the sole judgment of the Lender, may have a Material Adverse Effect shall have occurred and be continuing;

(b) both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrower and Guarantor in Section 6 hereof, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (in the case of the representations and warranties set forth on Schedule 1 solely with respect to Mortgage Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Lender, the Lender shall have received an officer’s certificate signed by a Responsible Officer of the Borrower or certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that the Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c) the aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base;

(d) subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 11.16 hereof, the Lender shall have completed its due diligence review of the Mortgage Loan Documents for each Advance and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion;

(e) the Lender shall have received a Notice of Borrowing and Pledge, Asset Schedule and Asset Data Transmission and all other documents required under Section 2.03;

(f) the Lender shall have received from the Custodian, a Custodian Asset Transmission and one or more Trust Receipts in respect of Mortgage Loans to be pledged hereunder on such Business Day and an Exception Report, in each case dated such Business Day and duly completed;

(g) in the event that the Mortgage Loans to be pledged would cause the aggregate outstanding principal balance of Mortgage Loans pledged secured by Mortgaged Property from any state to exceed 10% of the aggregate outstanding principal balance of Mortgage Loans pledged hereunder, then the Borrower shall, upon request by the Lender, deliver an opinion of counsel acceptable to the Lender in such state, substantially in the form of items number 12 and 13 of Exhibit C:

(h) with respect to any Mortgage Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of the Borrower, the Lender may, in its sole discretion, require the Borrower to provide evidence sufficient to satisfy the Lender that such Mortgage Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Lender in its sole discretion, that such Mortgage Loan was acquired in a legal sale;

(i) none of the following shall have occurred and/or be continuing:

(i) a catastrophic event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities for a period of (or reasonably expected to be) at least 30 consecutive days and the same has resulted in the Lender not being able to finance any Advances through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such catastrophic event or events;

(ii) a catastrophic event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans for a period of (or reasonably expected to be) at least 30 consecutive days and the same results in the Lender not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such catastrophic event or events; or

(iii) there shall have occurred a material adverse change in the financial condition of the Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of the Lender to fund its obligations under this Loan Agreement and the Lender shall have given notice thereof pursuant to Section 11.02 hereof to the Borrower at least 30 days prior to the requested Funding Date;

(j) Reserved.

(k) with respect to each Eligible Asset that is an REO Property at the time that an Advance is made with respect to such Eligible Asset, the Borrower shall deliver, or cause to be delivered, to the Custodian for recordation in the appropriate governmental recording office of the jurisdiction where such REO Property is located, the original executed deed (in recordable form) to such REO Property, naming the related REO Subsidiary as the grantee;

(l) Reserved.

(m) the amount specified in Section 3.04(b) has been paid to the Lender.

Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in this Section (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Section 6. Representations and Warranties. The Borrower and Guarantor represent and warrant to the Lender that throughout the term of this Loan Agreement:

6.01 Existence. The Borrower is a California corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Guarantor is a Maryland corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Both Borrower and Guarantor (a) have all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on its property, business or financial condition, or prospects, (b) are qualified to do business and are in good standing in all other jurisdictions in which the nature of the business conducted by each makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect on its property, business or financial condition, or prospects and (c) are in compliance in all material respect with all Requirements of Law.

6.02 Reserved.

6.03 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Borrower or Guarantor or affecting any of their property before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect on the property, business or financial condition, or prospects of Borrower or Guarantor or (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of a materially adverse effect or decision.

6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the certificate of incorporation or bylaws of the Borrower or Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Guarantor, Borrower or any of Borrower’s REO Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Loan Agreement) result in the creation or imposition of any Lien upon any property of the Guarantor, Borrower or any of Borrower’s REO Subsidiaries, pursuant to the terms of any such agreement or instrument.

6.05 Action. The Borrower and Guarantor have all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by the Borrower and Guarantor of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by the Borrower or Guarantor and constitutes a legal, valid and binding obligation of the Borrower and Guarantor, enforceable against the Borrower and Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Borrower or Guarantor of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Loan Agreement.

6.07 Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X.

6.08 Taxes. The Guarantor, Borrower and the Borrower’s REO Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Guarantor, Borrower and the Borrower’s REO Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the each, respectively, adequate.

6.09 Investment Company Act. Neither the Guarantor or Borrower, nor any of its REO Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

6.10 No Legal Bar. The execution, delivery and performance of this Loan Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower, Guarantor or of any of their Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

6.11 No Default. Neither the Borrower nor any of its Affiliates, is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.12 Collateral; Collateral Security.

(a) The Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the pledge of each such Mortgage Loan, the Borrower was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder and following such release no Person other than the Borrower has any Lien on any Mortgage Loan. Notwithstanding the foregoing, the Borrower may sell, transfer, assign or pledge or otherwise convey any foreclosed Mortgaged Property to an REO Subsidiary.

(b) The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) Upon receipt by the Custodian of each Mortgage Note, endorsed in accordance with the Custodial Agreement, the Lender shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Borrower’s interest in the related Mortgaged Property.

(d) Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

(e) The REO Subsidiary Pledged Stock of any REO Subsidiary will constitute all of the issued and outstanding capital stock or other equity interests of all classes of such REO Subsidiary, and all of such REO Subsidiary Pledged Stock will have been duly and validly issued and, if capital stock, shall have been fully paid and non-assessable. Upon the delivery to the Lender or Custodian of any certificates or stocks evidencing such REO Subsidiary Pledged Stock, the security interest created by the REO Subsidiary Pledge Agreement therein will constitute a perfected first priority security interest in such REO Subsidiary Pledged Stock in favor of the Lender as security for the Secured Obligations.

6.13 Chief Executive Office; Chief Operating Office. The Borrower’s and Guarantor’s chief executive office and chief operating office on the Effective Date are located at 18400 Von Karman, Irvine, California 92612.

6.14 Location of Books and Records. The location where the Borrower keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office or chief operating office or offices of the Custodian.

6.15 True and Complete Disclosure. The written information, reports, financial statements, exhibits and schedules (other than projections) prepared by the Borrower and furnished to the Lender (and, to the Borrower’s knowledge, prepared on behalf of the Borrower and furnished to the Lender) in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

6.16 Reserved.

6.17 ERISA. Each Plan to which the Borrower or its Subsidiaries make direct contributions, and, to the knowledge of the Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law. No event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lender under Section 7.01 (d) hereof.

6.18 Licenses. The Lender will not be required as a result of financing or taking a pledge of the Mortgage Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

6.19 True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Borrower has been sold, transferred, conveyed and assigned to the Borrower pursuant to a legal sale and such Qualified Originator retains no interest in such Mortgage Loan, and if so requested by the Lender, is covered by an opinion of counsel to that effect in form and substance acceptable to the Lender.

6.20 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Affiliates has a Material Adverse Effect.

6.21 Reserved.

6.22 Acquisition of Mortgage Loans. The Mortgage Loans were acquired by the Borrower, and the collection practices used by the Borrower with respect to the Mortgage Loans have been, in all material respects, legal, proper, reasonable and customary in the residential sub-prime mortgage loan servicing business. Each of the Mortgage Loans complies with the representations and warranties listed on Schedule 1 hereto.

6.23 No Adverse Selection. The Borrower used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans owned by the Borrower.

6.24 Borrower and Guarantor Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Advance, the fair value of the assets of both the Borrower and Guarantor, respectively, is greater than the fair value of the liability (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of in accordance with GAAP) of each, respectively, and both the Guarantor and Borrower are and will be solvent, are and will be able to pay their debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which each is engaged and proposes to engage. The Borrower and Guarantor do not intend to incur, or believe that they have incurred, debt beyond their ability to pay such debts as they mature. The Borrower and Guarantor are not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or Guarantor or any of their assets. The Borrower is not pledging any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

Section 7. Covenants of the Borrower and Guarantor. The Borrower and Guarantor each covenant and agree with the Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01 Financial Statements. The Borrower shall deliver to the Lender:

(a) (i) as soon as available and in any event within 15 days after the end of each month, the consolidated balance sheets of the Borrower and each REO Subsidiary as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Borrower and each REO Subsidiary for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and each REO Subsidiary in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower and each REO Subsidiary, the consolidated balance sheets of the Borrower and each REO Subsidiary as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Borrower and each REO Subsidiary for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and each REO Subsidiary in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and each REO Subsidiary as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Borrower and each REO Subsidiary for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and each REO Subsidiary at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default; and

(c) from time to time such other information regarding the financial condition, operations, or business of the Borrower and each REO Subsidiary as the Lender may reasonably request.

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which the Borrower or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event (a “Reportable Event”), as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 (c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower to the effect that, to the best of such Responsible Officer’s knowledge, the Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto).

7.02 Litigation. The Borrower and Guarantor will promptly, and in any event within 10 days after service of process on any of the following, give to the Lender notice of all legal or arbitrable proceedings affecting the Guarantor, Borrower or any of Borrower’s REO Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

7.03 Existence, Etc. The Guarantor and Borrower shall, and Borrower shall cause each of its REO Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not move its chief executive office or chief operating office from the addresses referred to in Section 6.13 unless it shall have provided the Lender 15 days prior written notice of such change;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(f) permit representatives of the Lender, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender. The Borrower and Guarantor hereby acknowledge and confirm that the Lender (i) will rely on such information in the performance of the services contemplated by Agreement without independently investigating or verifying any of it and (ii) assumes no responsibility for the accuracy or completeness of such information. The Lender hereby acknowledges the confidential nature of the information to be provided to it by the Borrower or Guarantor and agrees that it will not disclose any such information to any third party (other than its Affiliates, its counsel or its independent accountants) without the prior written consent of the Borrower or Guarantor, respectively; provided however, the Lender may use such information if necessary in connection with an Event of Default hereunder to market the Mortgage Loans or REO Properties for sale; and

(g) at all times, maintain and keep in force insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

7.04 Prohibition of Fundamental Changes. Except as otherwise contemplated by the Loan Documents, the Borrower and Guarantor shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of their assets.

7.05 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency the Borrower shall cure same in accordance with Section 2.06 hereof.

7.06 Notices. The Borrower or Guarantor shall give notice to the Lender promptly:

(a) upon the Borrower or Guarantor becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of the Borrower or Guarantor;

(b) upon, and in any event within three (3) Business Days after, service of process on the Guarantor, Borrower or any of Borrower’s REO Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting the Guarantor, Borrower or any of Borrower’s REO Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $100,000;

(c) upon the Borrower or Guarantor becoming aware of any default related to any Collateral, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(d) upon the Borrower becoming aware during the normal course of its business that the Mortgaged Property in respect of any Mortgage Loan or Mortgage Loans with an aggregate unpaid principal balance of at least $100,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such Mortgage Loan;

(e) upon the entry of a judgment or decree against the Guarantor, Borrower or any of Borrower’s REO Subsidiaries in an amount in excess of $100,000.

Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower or Guarantor setting forth details of the occurrence referred to therein and stating what action the Borrower or Guarantor has taken or proposes to take with respect thereto.

7.07 Servicing. The Borrower or Guarantor shall not permit any Person other than the Servicer to service Mortgage Loans without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.08 Servicer Reports; Management of Assets. The Borrower shall: (i) cause the Servicer promptly to deliver to the Lender all reports, statements and other materials relating to the Collateral or the financial condition of the Servicer delivered to the Borrower by the Servicer in accordance with the provisions of the Pooling and Servicing Agreement; and (ii) fully perform all of its covenants, agreements and obligations in accordance with the provisions of the Pooling and Servicing Agreement, enforce the obligations of the Servicer under this Loan Agreement in all respects, promptly deliver to the Lender any notice of default or prospective termination received by the Borrower from the Servicer and any notice of default or termination given by the Borrower or to the Servicer, and cause the Collateral to be administered in accordance with the standards set forth in the Pooling and Servicing Agreement.

7.09 True and Complete Disclosure. All written information furnished after the date hereof by or on behalf of the Borrower or Guarantor to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

7.10 Lines of Business. The Borrower will not engage in any activity other than the activities contemplated by this Loan Agreement.

7.11 Transactions with Affiliates. The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.11 to any Affiliate; provided, however, that nothing contained in this Section 7.11 is intended to limit the Borrower’s ability to sell any Collateral that has a Collateral Value deemed by the Lender to be zero on terms that do not comply with clause (c) above.

7.12 Financial Covenants. Guarantor shall comply with the following financial covenants: the Guarantor will, at all times, (a) maintain a Tangible Net Worth, on a consolidated basis, during each fiscal year, of not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all subsequent equity capital raises as of the last day of each of its fiscal quarters; (b) maintain a ratio of Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter of greater than 12:1; and (c) maintain, on a consolidated basis, cash and Cash Equivalents in an amount not less than $60,000,000. The Guarantor shall execute and deliver to Lender a quarterly certification substantially in the form of Exhibit E hereto, each within forty-five (45) days after the end of each quarter.

7.13 Limitation on Liens. The Borrower will not, nor will it permit or allow others to, create, incur or permit to exist any material Lien, security interest or claim on or to any of its Property, except for Liens on the Collateral created pursuant to this Loan Agreement. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement, and the Borrower will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all persons whomsoever.

7.14 Limitation on Sale of Assets. Except as specifically contemplated in Section 5(b) of the Custodial Agreement, the Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), any of its Property, business or assets whether now owned or hereafter acquired or allow any REO Subsidiary to Transfer any of its assets to any Person.

7.15 Plans and Multiemployer Plans. Neither the Borrower nor any REO Subsidiary shall adopt or make direct contributions to any Plan or Multiemployer Plan.

7.16 Reserved.

7.17 Reserved.

7.18 Reserved.

7.19 Restricted Payments. The Borrower shall not make any Restricted Payments following an Event of Default or if the making of such Restricted Payment is reasonably likely to result in the occurrence of an Event of Default.

7.20 Reserved.

7.21 No Amendment or Waiver. Except as expressly provided in the Pooling and Servicing Agreement, the Borrower will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Mortgage Loan to which the Borrower is a party in any manner which could reasonably be expected to materially and adversely affect the value of such Mortgage Loan as Collateral.

7.22 Maintenance of Property; Insurance. The Borrower shall cause the Servicer to keep all property useful and necessary in its business in good working order and condition. The Borrower shall, and shall cause each REO Subsidiary to, maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to the Lender in writing) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain, or cause to be maintained, title and hazard insurance with financially sound and reputable insurance companies, with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

7.23 Further Identification of Collateral. The Borrower will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

7.24 Mortgage Loan or REO Property Determined to be Defective. Upon discovery by the Borrower or the Lender of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Mortgage Loan or on Schedule 3 hereto applicable to any REO Property, the party discovering such breach shall promptly give notice of such discovery to the other.

7.25 Reserved.

7.26 Reserved.

7.27 Special Purpose Entity. (a) The Borrower with respect to itself shall and with respect to each REO Subsidiary shall cause such REO Subsidiary to: (i) continue to be duly formed and existing and a single purpose entity; (ii) continue to comply with the provisions of its organizational documentation delivered to the Lender pursuant to Sections 4.11 and 5.01 (c) hereof and the laws of the state of its formation relating to entities of the same type; (iii) observe all legal requirements regarding its existence; (iv) continue to accurately maintain its financial statements, accounting records and other documents separate and apart from those of any other Person; (v) not commingle its assets with those of any other Person; (vi) continue to accurately maintain its own bank accounts and separate books of account; (vii) continue to pay its own liabilities (other than those liabilities incurred under the Custodial Agreement) from its own separate assets; (viii) continue to identify itself under its own name (or its d/b/a name as required by the laws of certain jurisdictions in order to do business therein) and as a separate and distinct entity in all dealings with the public; (ix) not identify itself as being a division or part of any other entity (except, in the case of an REO Subsidiary, as a wholly-owned subsidiary of the Borrower); (x) not identify any other Person as being a division or part of the Borrower or such REO Subsidiary and (xi) to the extent permitted by applicable law, not cause the Borrower or such REO Subsidiary to become the debtor in any case or proceeding, or otherwise avail itself of relief under, any bankruptcy, insolvency or similar law; provided, however, that nothing contained in this Section 7.28(a) is intended to prevent the Borrower and any one or more REO Subsidiaries from (x) maintaining joint accounting records and books of account with each other, (y) paying their liabilities from each others’ assets and (z) identifying themselves as related entities in dealings with the public.

(b) The Borrower with respect to itself shall not permit itself and with respect to each REO Subsidiary shall not permit such REO Subsidiary to: (i) create, incur, assume or suffer to exist any Indebtedness (other than under this Loan Agreement) or guarantee obligation; (ii) create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any Lien, security interest or claim on or to any of its property, other than the Liens in favor of the Lender; (iii) consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets; (iv) convey, sell, lease, assign, transfer or otherwise dispose of, any of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired, except as specifically contemplated in Section 5(b) of the Custodial Agreement, provided that the Sale Proceeds thereof are deposited into the Collection Account; (v) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person other than an REO Subsidiary; (vi) amend its certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of the Lender which consent shall not be unreasonably withheld; (vii) form any Subsidiaries other than REO Subsidiaries or (viii) with respect to each REO Subsidiary, engage in or transact any business or operations other than the acquisition of REO Properties.

(c) The Borrower shall cause each REO Subsidiary to maintain the REO Properties in the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty (except to the extent that the Servicer reasonably has determined in accordance with Accepted Servicing Practices and the terms and provisions of the Pooling and Servicing Agreement, not to apply the related insurance proceeds or condemnation awards to the repair or restoration of the REO Property, in which event such unapplied proceeds shall be included in Collections for purposes hereof). The Borrower shall cause each REO Subsidiary to permit the Lender and its agents, representatives and employees, upon reasonable prior notice, at the Lender’s cost, to inspect any REO Property and conduct such environmental and engineering studies as the Lender may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use, operation and occupancy of such REO Property.

7.28 Broker’s Price Opinions. The Lender may obtain, at the Borrower’s or Guarantor’s expense, within the month prior to the related Funding Date (or immediately, if an Advance has already been made with respect to a Mortgage Loan and such Mortgage Loan subsequently becomes delinquent three Monthly Payments), a BPO with respect to each Mortgage Loan that is delinquent three or more Monthly Payments and with respect to each REO Property for which an Advance will be made on such Funding Date; provided, however, that the vendor providing such BPO must be approved by the Lender. The Lender hereby approves Hanson Quality Loan Services, Nationwide Appraisal Services Corp. and Ocwen Federal Bank FSB. The Lender has the right to obtain a new BPO, at the expense of the Borrower, with respect to each Mortgage Loan delinquent more than three Monthly Payments and with respect to each REO Property every six (6) months.

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) the Borrower or Guarantor shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment) and such default shall have continued unremedied for one Business Day; or

(b) the Borrower or Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for three Business Days; or

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or Guarantor or any certificate furnished to the Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 or Schedule 3 which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loan or REO Properties; unless the Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made) and, within 30 days after written notice thereof shall have been given to the applicable Borrower by the Lender, the condition or circumstance in respect of which such representation, warranty or certification was false or misleading shall not have been eliminated as otherwise cured; or

(d) the Borrower or Guarantor shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.06(a) or (c), Section 7.12, Section 7.13, Section 7.14, Section 7.19 or Section 7.22 hereof; or the Borrower shall default in the performance of its obligations under Section 7.05 hereof, and such default shall continue unremedied for a period of one (1) Business Day; or the Borrower or Guarantor shall otherwise fail to observe or perform any other agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days; or

(e) a final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Borrower or any REO Subsidiary by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower or any such REO Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) the Borrower or Guarantor shall admit in writing their inability to pay their debts as such debts become due; or

(g) either the Guarantor, Borrower or any REO Subsidiary of the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of the Guarantor, Borrower or any of Borrower’s REO Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Guarantor, Borrower or any REO Subsidiary of the Borrower or of all or any substantial part of its property, or (iii) similar relief in respect of the Guarantor, Borrower or any REO Subsidiary of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Guarantor, Borrower or any such REO Subsidiary of the Borrower shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement or any Loan Document shall for whatever reason (including an event of default thereunder) be terminated or the lien on the Collateral created by this Agreement or the Borrower’s material obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower; or

(j) Reserved;

(k) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any commonly controlled entity as defined under ERISA, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any

Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any commonly controlled entity as defined under ERISA shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) any Change of Control of the Borrower shall have occurred without the prior consent of the Lender or any of the key personnel (as determined by the Lender) shall fail to continue to be employed by the Borrower, the Servicer or any of their Affiliates; or

(m) the Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender; or

(n) the Borrower shall default under, or fail to perform as requested under, or shall otherwise materially breach the terms of any instrument, agreement or contract between the Borrower and the Lender or any of the Lender’s Affiliates; or

(o) the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of the Borrower and such information and/or responses shall not have been provided within three Business Days of such request..

Section 9. Remedies Upon Default.

(a) Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Section 8(g) or (h), the Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and Guarantor, and the Lender may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents.

(b) Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein), the Lender shall have the right to obtain physical possession of the Servicing Records and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrower or any third party acting for the Borrower and the Borrower shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

Section 10. No Duty on Lender’s Part. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower or Guarantor for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Indemnification and Expenses.

(a) The Borrower and Guarantor agree to hold the Lender harmless from and indemnify the Lender against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by, or asserted against the Lender, relating to or arising out of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Lender’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Lender in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Borrower and Guarantor (subject to Section 12.01) will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower or Guarantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower or Guarantor. The Borrower or Guarantor also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrower and Guarantor hereby acknowledge that, notwithstanding the fact that the Note is secured by the Collateral, the obligations of the Borrower under the Note are recourse obligations of the Borrower.

(b) The Borrower or Guarantor agrees to pay as and when billed by the Lender all of the out-of pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrower or Guarantor agrees to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Lender, (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 11.03(a), 11.14 and 11.16 hereof other than any costs and expenses incurred in connection with the Lender’s rehypothecation of the Mortgage Loans prior to an Event of Default and (iii) initial and ongoing fees and expenses incurred by the Custodian and any trustee with respect to the Mortgage Loans.

11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower, Guarantor and the Lender and any provision of this Loan Agreement may be waived by the Lender.

11.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective succesors and permitted assigns.

11.06 Survival. The obligations of the Borrower and Guarantor under Section 11.03 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

11.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

11.09 Loan Agreement Constitutes Security Agreement; Governing Law. This Loan Agreement shall be governed by New York law without reference to choice of law doctrine (but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Loan Agreement), and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

11.10 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTOR, THE LENDER AND NEW CENTURY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

(b) the Lender has no fiduciary relationship to the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between the Lender and the Borrower.

11.13 Hypothecation or Pledge of Collateral. The Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrower.

11.14 Assignments; Participations.

(a) The Borrower may assign any of their rights or obligations hereunder or under the Note only with the prior written consent of the Lender. The Lender may assign or transfer all or any of its rights or obligations under this Loan Agreement and the other Loan Documents; provided, however, the Lender must give one Business Day’s notice to the Borrower.

(b) The Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in any Advance, the Note, its commitment to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 11.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.

(c) The Borrower and Guarantor agree to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. The Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by the Borrower to the Lender hereunder, as and when delivered to the Lender. Notwithstanding the Borrower’s obligations set forth in this Section 11.14(c), the Borrower shall not be obligated to incur either (i) material additional obligations or (ii) material additional costs or expenses in connection with the fulfillment of such obligations except with respect to clause (ii) above if the Lender agrees to reimburse such costs and expenses.

11.15 Servicing.

(a) Unless otherwise agreed to among the parties hereto, the Borrower hereby appoints New Century to service; and New Century hereby covenants and agrees to service the Mortgage Loans and REO Properties for an initial term, commencing on the first Funding Date and ending 30 days thereafter, which term shall be extendable by the Borrower for successive terms of one calendar month thereafter, until the Maturity Date; provided, however, that if an Event of Default has occurred and is continuing or has not been cured, New Century shall immediately be terminated as servicer. The Mortgage Loans and REO Properties shall be serviced in accordance with the servicing provisions of the Pooling and Servicing Agreement, including the representations and warranties and servicing standards with respect to the prepayment charges. As part of its servicing duties, New Century shall enforce “due-on-sale” provisions to the extent permitted by law, shall administer all escrow/impound deposits and shall make all servicing advances (not including advances of delinquent principal and interest) on the Mortgage Loans. The Mortgage Loans shall be serviced for a servicing fee equal to 0.50% per annum payable monthly on the then-outstanding principal balance of each Mortgage Loan (the “Servicing Fee”) and any additional servicing compensation as set forth in Section 3.18 of the Pooling and Servicing Agreement, which Servicing Fee and additional servicing compensation will be paid in accordance with the provisions of the Pooling and Servicing Agreement. Notwithstanding the foregoing, in the event an Event of Default shall occur and be continuing, New Century will no longer be servicer, unless the term of servicing is extended by the Lender in its sole discretion. In such event, Lender shall have the right to transfer such servicing to another servicer without payment of any fee to New Century; provided, however, that New Century will be entitled to all amounts owed to it in respect of its Servicing Fee up to the date New Century is terminated as servicer. In addition, in the event any proceeds from any sale of the Mortgage Loans to a third parry in connection with a default by Borrower exceeds the amounts owed to Lender under this Loan Agreement, the Lender will reimburse New Century for any unpaid servicing advances and any ancillary income accrued during New Century’s period as servicer. New Century will cooperate in good faith to effect such servicing transfer and shall pay all costs associated with such servicing transfer. The Borrower shall cause the Servicer to service the Mortgage Loans and REO Properties in accordance with the terms of the Pooling and Servicing Agreement and the Borrower shall enforce all of the obligations of the Servicer.

(b) (i) The Borrower agrees that the Lender has a first priority perfected security interest in all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Mortgage Loans and REO Properties (the “Servicing Records”), and (ii) the Borrower grants the Lender a security interest in all servicing rights relating to the Mortgage Loans and REO Properties and all Servicing Records to secure the obligation of the Borrower or its designee to service in conformity with this Section and any other obligation of the Borrower to the Lender. The Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee (including the Custodian) at the Lender’s request; provided that prior to an Event of Default, delivery of copies of the Servicing Records will satisfy the Borrower’s obligations on the last sentence of this Section 11.15(b).

(c) (i) The Borrower shall deposit or cause the Servicer to deposit all Collections into the Collection Account within one Business Day of receipt of good funds thereof.

(ii) Except as expressly provided for in this paragraph (ii) and paragraph (iii) below, no withdrawals shall be made from the Collection Account. On each Payment Date prior to an Event of Default, the Servicer shall distribute upon receipt of notice from the Borrower or the Lender as to the amount due and payable (the calculation of such amounts shall be the responsibility of the party submitting the notice), from such amounts available in the Collection Account as of the close of business on the last Business Day of the immediately preceding Collection Period for application in the following priority:

(a) to the Borrower and the Servicer, an amount equal to Reimbursable Expenses (to the extent not previously reimbursed); and (B) to the Servicer, an amount equal to the Servicing Fee and all unpaid Servicing Fees from prior Payment Dates.

(b) to the Lender, all amounts due (including the amounts sufficient to cause the outstanding principal amount of Advances to equal the Borrowing Base) as of such Payment Date pursuant to this Agreement; and

(c) to the Borrower, an amount equal to all Available Proceeds.

At any time after Servicer receives notice from Lender that an Event of Default under this Agreement is then continuing, Servicer shall make payments from the Collection Account only in accordance with the express written instructions of Lender.

11.16 Periodic Due Diligence Review. The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than five (5) Business Day’s) prior notice to the Borrower, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans or REO Properties in the possession, or under the control, of the Borrower and/or the Custodian. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Mortgage Loans and REO Properties. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender shall make Advances to the Borrower based solely upon the information provided by the Borrower to the Lender in the Asset Data Transmission and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans securing such Advance, including, without limitation, ordering new credit reports, lien searches, new BPO’s or other appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan or REO Properties. The Lender may underwrite such Mortgage Loans itself or engage a third party underwriter to perform such underwriting. The Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans or REO Properties in the possession, or under the control, of the Borrower. In addition, the Lender has the right to perform continuing Due Diligence Reviews of the Borrower. The Borrower further agrees to provide to the Lender upon request an updated appraisal with respect to any Mortgaged Property. The Borrower and the Lender further agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 11.16 shall be paid for as agreed by the Borrower and the Lender.

11.17 Set-Off. In addition to any rights and remedies of the Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12. Limitations on Liability.

12.01 Limitation on Liability. Except as otherwise provided below, the Lender’s recourse shall be limited to the Guarantor or Borrower and none of their Affiliates, officers, directors, employees, shareholders or any other Person, disclosed or undisclosed, shall be personally liable for the repayment of any of the Advances, except that New Century (but not any direct or indirect general or limited partners or shareholders, officers, directors or employees of the general or limited partners in New Century) shall be personally liable (1) for either the Borrower’s or Guarantor’s fraud (but only to the extent of actual damages suffered by the Lender caused by such fraud) and (2) whether prior to or after an Event of Default for the Borrower’s misappropriation of any amounts on deposit or required to be on deposit in the Collection Account and any other amounts required to be held by the Borrower in escrow or segregated accounts pursuant to the terms hereof and any other escrow deposits, but only to the extent of the amounts so misapplied. By separately executing this Loan Agreement and as further consideration for the making of the Advances by the Lender, New Century agrees that it shall be liable and responsible for the liabilities referenced in clauses (1) and (2) above to the extent set forth above.

12.02 Limitation on Liability of Lender’s Officer’s, Employees, Etc. Any obligation or liability whatsoever of the Lender which may arise at any time under this Loan Agreement or any other Loan Document shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation is in the nature of contract, tort or otherwise.

12.03 Reserved.

12.04 Conflict of Terms. In the event of any conflict between the provisions of this Loan Agreement and the provisions of any of the other Loan Documents, the provisions of this Loan Agreement shall prevail; provided, however, that if there is a specific cross-reference in this Loan Agreement to one of the other Loan Documents or to the other Loan Documents generally with respect to a provision or a right or obligation which this Loan Agreement permits only as provided therein and not otherwise, then such other Loan Document or Loan Documents shall govern.

12.05 New Century. The parties to this Loan Agreement hereby acknowledge and agree that New Century is a signatory to this Loan Agreement only with respect to Section 11.11, Section 11.15 and Section 12.01 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

Address for Notices:	NC CAPITAL CORPORATION

NC Capital Corporation 18400 Von Karman Irvine, California 92612 Attention: Stergios Theologides, Esq. Telecopier No.: (949) 225-7860 Telephone No.: (949) 440-7030

	By:	/s/ Kevin Cloyd
	Name:	Kevin Cloyd
	Title:	President

Address for Notices:	NEW CENTURY MORTGAGE CORPORATION

New Century Mortgage Corporation 18400 Von Karman Irvine, California 92612 Attention: Stergios Theologides, Esq. Telecopier No.: (949) 225-7860 Telephone No.: (949) 440-7030

	By:	/s/ Kevin Cloyd
	Name:	Kevin Cloyd
	Title:	Executive Vice President

Address for Notices:	NEW CENTURY FINANCIAL CORPORATION

New Century Mortgage Corporation 18400 Von Karman Irvine, California 92612 Attention: Stergios Theologides, Esq. Telecopier No.: (949) 225-7860 Telephone No.: (949) 440-7030

	By:	/s/ Kevin Cloyd
	Name:	Kevin Cloyd
	Title:	Executive Vice President

Address for Notices:	CITIGROUP GLOBAL MARKETS REALTY CORP. (as successor to Salomon Brothers Realty Corp.)
390 Greenwich Street, 6th Floor New York, New York 10013 Attention: James Xanthos Telecopier No.: (212) 723-4144 Telephone No.: (212) 723-6621

	By:	/s/ James Xanthos
	Name:	James Xanthos
	Title:	Authorized Signer

Schedule 1

REPRESENTATIONS AND WARRANTIES REGARDING

THE MORTGAGE LOANS

As to each Mortgage Loan that forms part of the Collateral hereunder (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), the Borrower shall be deemed to make the following representations and warranties to the Lender as of such date and as of each date Collateral Value is determined. With respect to the representations and warranties contained in this Schedule 1 which are made to the knowledge or the best of knowledge of the Borrower, or as to which the Borrower, has no knowledge, if it is discovered that the substance of any such representation and warranty was materially inaccurate as of the date such representation and warranty was made or deemed to be made, and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest therein of the Lender, then notwithstanding the lack of knowledge by the Borrower, with respect to the substance of such representation and warranty being materially inaccurate at the time the representation and warranty was made, the Lender shall have the rights set forth in the Loan Agreement and the Collateral Value shall be deemed to be zero with respect to each such Mortgage Loan until the breach is cured in all material respects.

(i) The information set forth in the Asset Data Transmission, including the field concerning any related Prepayment Charge, is complete, true and correct as of the related Funding Date;

(ii) [Reserved];

(iii) The Borrower has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage;

(iv) There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

(v) To the best knowledge of the Borrower, the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage; and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the Asset Data Transmission. No instrument of waiver, alteration or modification has been executed by the Borrower or any other person in the chain of title from the Borrower to the Lender, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the Asset Data Transmission;

(vi) Prior to the pledge to the Lender from the Borrower, the Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(vii) All buildings upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of the Pooling and Servicing Agreement. All such insurance policies contain a standard mortgagee clause naming the Borrower, its successors and assigns as mortgagee and all premiums thereon have been paid. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of Fannie Mae and Freddie Mac. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(viii) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of the Mortgage Loan have been complied with. Any and all statements or acknowledgments required to be made by the Mortgagor relating to such requirements are and will remain in the Asset File;

(ix) The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(x) The Mortgage is a valid, existing and enforceable first lien on the Mortgaged Property, including all improvements on the Mortgaged Property subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the market value of the Mortgaged Property and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest on the

2

property described therein and as of the time it pledged each Mortgage Loan to the Lender, the Borrower had full right to pledge the same to the Lender. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(xi) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms;

(xii) All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. The Mortgagor is a natural person who is a party to the Mortgage Note and the Mortgage is in an individual capacity or family trust that is guaranteed by a natural person;

(xiii) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(xiv) Immediately prior to the pledge of the Mortgage Loan hereunder, the Borrower is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and has full right to pledge the Mortgage Loan to the Lender free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

(xv) All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located;

(xvi) The Mortgage Loan is covered by an ALTA lender’s title insurance policy with, in the case of any adjustable rate Mortgage Loan, an adjustable rate mortgage endorsement, such endorsement substantially in the form of ALTA Form 6.0 or 6.1, acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae and Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (x)(a) and (b) above) the Borrower, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the mortgage interest rate and monthly payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Borrower is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Borrower, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

3

(xvii) There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Borrower has not waived any default, breach, violation or event of acceleration;

(xviii) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(xix) All improvements which were considered in determining the appraised value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. Each appraisal has been performed in accordance with the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(xx) The Mortgage Loan was (i) originated by the Servicer or by a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved as such by the Secretary of HUD or (ii) acquired by the Servicer directly through loan brokers or correspondents such that (a) the Servicer approved the Mortgage Loan prior to funding and (b) the Servicer provided the funds used to originate the Mortgage Loan and acquired the Mortgage Loan on the date of origination thereof;

(xxi) Principal payments on the Mortgage Loan commenced no more than two months after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the mortgage interest rate. The Mortgage Note is payable on the first day of each month in monthly payments which, in the case of each adjustable rate Mortgage Loan, are changed on each adjustment date to an amount which will amortize the stated principal balance of the Mortgage Loan over its remaining term at the mortgage interest rate. Interest on the Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Mortgage Note does not permit negative amortization. No Mortgage Loan permits the Mortgagor to convert an adjustable rate Mortgage Loan to a fixed rate Mortgage Loan;

(xxii) The origination and collection practices used by the Servicer with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Servicer (directly or through a subservicer) and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and escrow payments, if any, all such payments are in the possession of, or under the control of, the Borrower and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Borrower have been capitalized under any Mortgage or the related Mortgage Note;

4

(xxiii) The Mortgaged Property is free of damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(xxiv) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. Since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Borrower and the Borrower has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers and Sailors Civil Relief Act of 1940;

(xxv) The related Mortgaged Property is not a leasehold estate or, if such Mortgaged Property is a leasehold estate, the remaining term of such lease is at least ten (10) years greater than the remaining term of the related Mortgage Note;

(xxvi) The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (x) above;

(xxvii) The Asset File contains an appraisal of the related Mortgaged Property made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, approved by the Borrower, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac;

(xxviii) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Lender to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(xxix) No Mortgage Loan contains provisions pursuant to which monthly payments are (a) paid or partially paid with funds deposited in any separate account established by the Borrower, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(xxx) With respect to each adjustable rate Mortgage Loan, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans; and if the Mortgage Loan is a refinanced mortgage loan, the Mortgagor has received all disclosure and rescission materials required by applicable law with respect to the making of a refinanced mortgage loan, and evidence of such receipt is and will remain in the Asset File;

5

(xxxi) No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(xxxii) The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

(xxxiii) The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(xxxiv) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(xxxv) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(xxxvi) Any principal advances made to the Mortgagor prior to the Funding Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(xxxvii) No Mortgage Loan has a balloon payment feature;

(xxxviii) If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the Fannie Mae’s eligibility requirements;

(xxxix) Neither the Borrower nor any affiliate of the Borrower has made a mortgage on any Mortgaged Property other than the Mortgage Loan;

(xl) Any Mortgage Loan subject to the provisions of the Homeownership and Equity Protection Act of 1994, P.L. 103-325, 108 Stat 2160 was originated in compliance therewith;

6

(xli) The Mortgage Loan was not intentionally selected by the Borrower in a manner intended to adversely affect the interest of the Lender;

(xlii) The Borrower has not dealt with any broker or agent or other person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Loan Agreement other than the Lender;

(xliii) Each Mortgaged Property consists of a parcel of real property with a single family residence erected thereon, or a two to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual unit in a planned unit development. Each Mortgaged Property is improved with a residential dwelling. Without limiting the foregoing, the Mortgaged Property does not consist of any of the following property types: (a) co-operative units, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes and (f) manufactured homes (as defined in the Fannie Mae Originator-Servicer’s Guide), except when the appraisal indicates that the home is of comparable construction to a stick or beam construction home, is readily marketable, has been permanently affixed to the site and is not in a mobile home “park.” The Mortgaged Property is either a fee simple estate or a long-term residential lease. If the Mortgage Loan is secured by a long-term residential lease, unless otherwise specifically disclosed in the Asset Data Transmission, (A) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained and such consent is the Asset File) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protection; (B) the terms of such lease do not (x) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default or (y) prohibit the holder of the Mortgage from being insured under the hazard insurance policy relating to the Mortgaged Property; (C) the original term of such lease is not less than 15 years; (D) the term of such lease does not terminate earlier than 10 years after the maturity date of the Mortgage Note; and (E) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is an accepted practice;

(xliv) At the time of origination, the loan-to-value ratio of the Mortgage Loan was not greater than [95.00]%;

(xlv) The Mortgage, and if required by applicable law the related Mortgage Note, contains a provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee, at the option of the Mortgagee;

(xlvi) The Mortgage Loan either contains a customary due-on-sale clause or may be assumed by a creditworthy purchaser of the related Mortgaged Property;

(xlvii) With respect to any adjustable rate Mortgage Loan, as of any Adjustment Date (as defined in the Pooling and Servicing Agreement) for such Mortgage Loan, the index applicable to the determination of the Mortgage Interest Rate on such Mortgage Loan will be the average of the interbank offered rates for six-month United States dollar deposits in the London market,

7

generally as published in The Wall Street Journal and as most recently available as of either (i) the first business day 45 days prior to such Adjustment Date or (ii) the first business day of the month preceding the month of such Adjustment Date, as specified in the related Mortgage Note; and

(xlviii) Each Mortgage Loan is an obligation that is principally secured by real property.

8

Schedule 2

FILING JURISDICTIONS AND OFFICES

1.	Office of the Secretary of the State of California.

Schedule 3

REPRESENTATIONS AND WARRANTIES

REGARDING REO PROPERTIES

As to each REO Property, the Borrower hereby represents and warrants to the Lender as of the date the REO Property is acquired by an REO Subsidiary and continually while it is owned by such REO Subsidiary:

(a) The REO Subsidiary has good and marketable fee simple title to the REO Property, subject only to: (i) Permitted Liens; (ii) the lien of real property taxes and assessments not yet subject to sale; (iii) covenants, conditions and restrictions, rights of way, easements, other similar impairments to title and other encumbrances of public record as of the date of recording; (iv) any unlawful holdover being prosecuted by the Servicer; (v) any statutory right of redemption and (vi) other Liens of record approved by the Lender in writing.

(b) The original deed to the related REO Property and related document of conveyance reflecting on its face that title thereto is held by the related REO Subsidiary and any other documents required to be delivered under the Custodial Agreement for each REO Property have been delivered to the Custodian or if such original deed has not been returned by the applicable County Recorder’s Office, a copy of such deed certified by the Servicer as a true and correct copy of the original submitted for recording.

(c) The Asset File contains a BPO or an Appraisal of the related REO Property.

(d) The Borrower has not sold, transferred, assigned or pledged or otherwise conveyed or encumbered (except for Permitted Liens) any REO Property to any Person other than the Lender except for Liens released simultaneously with the grant of a security interest in favor of the Lender hereunder.

(e) The REO Subsidiary has not sold, transferred, assigned or pledged or otherwise conveyed or encumbered (except for Permitted Liens) any REO Property to any Person except for REO Properties the Sale Proceeds of which have been deposited into the Collection Account.